Exhibit 21.1

Exhibit 21.1 List of Subsidiaries of Western Magnesium Corporation

Name of Subsidiary	Ownership Interest of Western Magnesium Corporation in Subsidiary	Jurisdiction of Formation
Western Magnesium Corp.	100.0%	Nevada
Western Magnesium Canada Corp.	100.0%	British Columbia, Canada